Exhibit 99.1

Jerrold J. Pellizzon Chief Financial Officer (714) 549-0421, x8262	Phil Bourdillon/Gene Heller Silverman Heller Associates (310) 208-2550
CERADYNE, INC. REPORTS FIRST-QUARTER
2008 FINANCIAL RESULTS
Costa Mesa, Calif.—April 25, 2008—Ceradyne, Inc. (Nasdaq: CRDN) today reported financial results for the first quarter ended March 31, 2008.
Sales for first-quarter 2008 increased slightly to $188.5 million from $188.4 million in first-quarter 2007. Net income for first-quarter 2008 decreased 13.6% to $32.9 million, or $1.20 per fully diluted share, compared to $38.1 million, or $1.38 per fully diluted share, in first-quarter 2007. Fully diluted average shares outstanding for first-quarter 2008 were 27,407,000 compared to 27,528,000 in the same period in 2007.
Gross profit margin was 37.9% of net sales in first-quarter 2008 compared to 40.9% in first quarter 2007. The provision for income taxes was 36.3% in first-quarter 2008, compared to 36.1% in first quarter 2007.
New orders for first-quarter 2008 were $211.8 million, compared to $176.5 million for the same period last year.
Total order backlog as of March 31, 2008 was $262.7 million, compared to $332.3 million at March 31, 2007.
Joel P. Moskowitz, Ceradyne president and chief executive officer, commented: “During the first quarter of 2008, we continued to make progress on our strategy of diversification through internal developments, as well as through possible acquisitions. A few brief highlights of Q1 include:
•	Tom Cole Appointed Vice President Business Development. Tom previously served as president of Minco, Inc., which we acquired on July 10, 2007. Tom’s entire career has been in engineering and senior management related to industrial ceramics. I believe he will be a catalyst in moving the Company forward in 2008 on several acquisition opportuities.

•	Solar Energy Ceramic Crucibles. We continue to see increasing demand for our high purity ceramic crucibles used in the manufacture of polycrystalline silicon for photovoltaic solar cells. We anticipate our proposed new 200,000 square foot ceramic crucible manufacturing facility in Tianjin, China, will be in production early in 2009. This is in addition to the 98,000 square foot ceramic crucible manufacturing facility we opened in 2007 in Tianjin, China.

•	Ceradyne Stock Repurchase Plan. On March 4, 2008, we announced that Ceradyne’s Board had authorized the repurchase of up to $100 million worth of our common stock in the open market or in privately negotiated transactions. To date, we have purchased approximately one million shares at an average price of approximately $30 per share.”
Mr. Moskowitz further commented: “On February 26, 2008, we provided the following guidance for all of 2008:
•	Sales range from $715 million to $836 million;

•	Earnings range from $4.55 to $5.05 per fully diluted share.

Based on our current new order rate, backlog and Q1 results, we are pleased to reiterate the above guidance.
“Due to the potential magnitude of the BULL™ combat vehicle program, as well as the five-year XSAPI/ESAPI proposal, neither of which has been awarded, we have provided the 2008 guidance with an unusually wide range. The lower range reflects all of our current business units (even though multi-year XSAPI/ESAPI orders will not be issued before Q3 2008), but does not include any production orders for the BULL combat vehicle. The higher end of the range includes the lower end plus production of the BULL combat vehicle in the second half of 2008.”
Ceradyne will host a conference call today at 8:00 a.m. PDT (11:00 a.m. EDT) to review the financial results for the quarter ended March 31, 2008. To participate in the teleconference, please call toll free 877-717-3046 (or 706-634-6364 for international callers). Investors or other interested parties may listen to the teleconference live via the Internet at www.ceradyne.com or www.earnings.com. These web sites will also host an archive of the teleconference. A telephonic playback will be available beginning at 11:00 a.m. PDT today through 9:00 p.m. PDT on April 29, 2008. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 43635399.
Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information can be found at the Company’s web site: www.ceradyne.com.
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date thereof.
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Below is a summary of unaudited comparative results.
CERADYNE, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2008	2007
	(Unaudited)
NET SALES	$188,537	$188,443
COST OF GOODS SOLD	117,008	111,331

Gross profit	71,529	77,112
OPERATING EXPENSES
Selling	7,855	6,298
General and administrative	11,815	9,777
Research and development	3,007	3,486

	22,677	19,561

Income from operations	48,852	57,551

OTHER INCOME (EXPENSE):
Royalty income	31	30
Interest income	2,709	2,778
Interest expense	(1,112)	(1,025)
Miscellaneous	1,132	274

	2,760	2,057
Income before provision for income taxes	51,612	59,608
PROVISION FOR INCOME TAXES	18,710	21,519

NET INCOME	$32,902	$38,089

BASIC INCOME PER SHARE	$1.21	$1.40

DILUTED INCOME PER SHARE	$1.20	$1.38

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	27,150	27,150

DILUTED	27,407	27,528

CERADYNE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	March 31,	December 31,
	2008	2007
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$185,766	$155,103
Restricted cash	2,678	2,660
Short-term investments	11,488	29,582
Accounts receivable, net of allowances for doubtful accounts of approximately $941 and $792 at March 31, 2008 and December 31, 2007, respectively	89,298	85,346
Other receivables	7,354	5,704
Inventories, net	98,595	92,781
Production tooling, net	15,024	16,632
Prepaid expenses and other	12,372	12,391
Deferred tax asset	12,590	12,455

TOTAL CURRENT ASSETS	435,165	412,654

PROPERTY, PLANT AND EQUIPMENT, net	266,657	243,892
LONG TERM INVESTMENTS	35,564	38,089
INTANGIBLE ASSETS, net	36,533	37,578
GOODWILL	47,685	46,848
OTHER ASSETS	4,133	4,225

TOTAL ASSETS	$825,737	$783,286

CURRENT LIABILITIES
Accounts payable	$37,450	$35,990
Accrued expenses	27,082	22,483
Income taxes payable	16,389	258

TOTAL CURRENT LIABILITIES	80,921	58,731
LONG-TERM DEBT	121,000	121,000
EMPLOYEE BENEFITS	15,126	13,650
OTHER LONG TERM LIABILITY	5,108	4,985
DEFERRED TAX LIABILITY	5,865	6,291

TOTAL LIABILITIES	228,020	204,657
COMMITMENTS AND CONTINGENCIES SHAREHOLDERS’ EQUITY
Common stock, $0.01 par value, 100,000,000 authorized, 26,334,593 and 27,318,530 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	263	272
Additional paid in capital	156,268	185,702
Retained earnings	394,203	361,301
Accumulated other comprehensive income	46,983	31,354

TOTAL SHAREHOLDERS’ EQUITY	597,717	578,629

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$825,737	$783,286

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